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Filed Pursuant to Rule 424(b)(3)
File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 14
(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

        This prospectus supplement No. 14 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011, prospectus supplement No. 5 dated August 15, 2011, prospectus supplement No. 6 dated October 6, 2011, prospectus supplement No. 7 dated October 18, 2011, prospectus supplement No. 8 dated November 14, 2011, prospectus supplement No. 9 dated November 17, 2011, prospectus supplement No. 10 dated November 29, 2011, prospectus supplement No. 11 dated November 30, 2011, prospectus supplement No. 12 dated December 1, 2011 and prospectus supplement No. 13 dated December 6, 2011 (the "Prospectus"). This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

        On December 14, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is December 14, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044

(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (215) 441-3000 Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01—Other Events.

        On December 14, 2011, NCO Group, Inc. (the "Company") issued a press release announcing that it is not moving ahead with its previously announced $300 million senior notes offering due to the rates currently available in the market. The Company also announced that it has terminated its two concurrent cash tender offers and consent solicitations for any and all of its $200,000,000 aggregate principal amount of 11.875% Senior Subordinated Notes due 2014 and $165,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01—Financial Statements and Exhibits

(d)
Exhibits

No.	Description
99.1	Press Release dated December 14, 2011.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.
Date: December 14, 2011	By:	/s/ JOSHUA GINDIN
	Name:	Joshua Gindin
	Title:	Executive Vice President and General Counsel

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  Filed Pursuant to Rule 424(b)(3) File Number 333-173514; 333-165975; 333-158745; 333-150885
  Item 8.01—Other Events.
  Item 9.01—Financial Statements and Exhibits
SIGNATURES